Exhibit 10.1

FOCUS GOLD CORPORATION

This Agreement is made effective as of June 1, 2013 by and between FOCUS GOLD CORPORATION, 51033 N. 330th Ave. Wickenburg, AZ 85390, and Gordon F. Lee, CEO. In this Agreement, the party who is contracting to receive services shall be referred to as "FOCUS GOLD CORPORATION", and the party who will be providing the services shall be referred to as “Gordon F. Lee”.

Gordon F. Lee has a solid background in Business Management, Corporate Finance, Corporate Investment Strategics, Public Companies, Patents, Technology, Communications, Mining and Mining Evaluations and is willing to provide services to FOCUS GOLD CORPORATION based on his historic background. (Lee's Resume Attached)

FOCUS GOLD CORPORATION desires to have these services provided by Gordon F. Lee as per Minutes of September 17, 2012.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on June 1, 2013. Gordon F. Lee will provide the following services (collectively, the "Services"):

Consulting,

1.	Mine property evaluation.
2.	All pre mining preparation along with orchestrating all mining services, with a particular concern to be in compliance with all agencies to apply and put applicable permits in place.
3.	Manage all aspects of the company on a Public Basis, to also include filings from 8K's to 10K's.
4.	Continue on debt restructuring.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Gordon F. Lee shall be determined by . FOCUS GOLD Gordon F. Lee will rely on Gordon F. Lee to work as many hours as may be reasonably necessary to fulfill his obligations under this Agreement. Mr. Gordon F. Lee will spend a minimum of 40 Hours per week managing Focus Gold's mining and awareness program.

3. PAYMENT. FOCUS GOLD CORPORATION will pay a fee to for the Services in the amount of $10, 000.00 per month in cash or stock, as he determines from time to time. This fee shall be payable monthly from Focus Gold Corporation, and to include One (1) million shares of Preferred C Stock for $10,000.00.

4. EXPENSE REIMBURSEMENT. Gordon F. Lee shall be entitled to expense reimbursement from FOCUS GOLD CORPORATION.

5. NEW PROJECT APPROVAL. RE: Our Mission Statement. FOCUS GOLD CORPORATION recognize that Gordon F. Lee Services will include working on all projects f as determined by the Board of FOCUS GOLD CORPORATION.

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6. TERM/TERMINATION. This Agreement shall be effective for a period of three years, and shall automatically renew for successive terms as determined by the Board of Directors for the same duration unless either party provides a 30 day written notice to the other party prior to the termination of the applicable initial term of renewal term only upon being convicted of Securities Fraud.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Gordon F. Lee is an independent contractor with respect to FOCUS GOLD CORPORATION, and not an employee of FOCUS GOLD CORPORATION. FOCUS GOLD CORPORATION will not provide Gordon F. Lee fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit except any part of the property fulfillment agreement dated October 1, 2013.

8. DISCLOSURE. Gordon F. Lee is required to disclose any outside activities interests, that conflict or may conflict with the best interests of FOCUS GOLD CORPORATION. Prompt disclosure is required under this paragraph if an activity or interest is related, directly or indirectly, to any activity that Gordon F. Lee .may be involved with on behalf of FOCUS GOLD CORPORATION.

9. INJURIES. Gordon F. Lee acknowledges obligation to obtain appropriate insurance coverage for the benefit of Gordon F. Lee unless no insurance is available due to unforeseen reasons and waives any rights to recovery from FOCUS GOLD CORPORATION for any injury that may sustain while performing services under this Agreement.

10. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):a. Consultant's Intellectual Property. Gordon F. Lee does not personally hold any related interest in any Intellectual Property at this time.

11. CONFIDENTIALITY. FOCUS GOLD CORPORATION recognizes that Gordon F. Lee has and will have the following information:

- process information

- trade secrets.

- technical information

- customer lists

- product design information

- Properties and information about properties.

- product design information

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of FOCUS GOLD CORPORATION and need to be protected from improper disclosure. In consideration for the disclosure of the Information, FOCUS GOLD CORPORATION agrees that Gordon F. Lee / FOCUS GOLD CORPORATION will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

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12. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement for a period of one year.

13. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of FOCUS GOLD CORPORATION that need to be protected from disclosure, and in consideration of the disclosure of the information.

14. RETURN OF RECORDS. Upon termination of this Agreement, Gordon F. Lee shall deliver all records, notes, data, memorandum, models, and equipment of any nature that was acquired/purchased by FOCUS GOLD CORPORATION during term of this contract in Gordon F. Lee's possession that is FOCUS GOLD CORPORATION'S property.

15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for FOCUS GOLD CORPORATION:

FOCUS GOLD CORPORATION

Mr. Gordon F. Lee

Director

P.O. Box 20238

Wickenburg, AZ. 85358

Mr. Gordon F. Lee

Director, CEO

P. O. Box 20238

Wickenburg, Arizona 85358

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

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19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

Party receiving services:

FOCUS GOLD CORPORATION

Mr. Gordon F. Lee

Director

By: /s/ Gordon F. Lee

Party providing services:

Gordon F. Lee, CEO

Principal

/s/ Gordon F. Lee

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